Exhibit 5.6

Scott Wilson Roscoe Postle Associates Inc.	Suite 501, 55 University Avenue, Toronto, ON M5J 2H7
T (416) 947-0907 F (416) 947-0395
www.scottwilson.com
Consent of Scott Wilson Roscoe Postle Associates Inc.
February 4, 2010
British Columbia Securities Commission
Alberta Securities Commission
Saskatchewan Financial Services Commission
The Manitoba Securities Commission
Ontario Securities Commission
Nova Scotia Securities Commission
New Brunswick Securities Commission
Securities Commission of Newfoundland and Labrador
Prince Edward Island Securities Office
United States Securities and Exchange Commission
Ladies and Gentlemen:
Re:     Silver Standard Resources Inc. (the “Company”) — Consent of Expert
Reference is made to our technical report dated 3 September 2003 titled Report on the Sunrise Property, NWT (the “Report”).
In connection with the Amended and Restated Short Form Base Shelf Prospectus dated February 4, 2010, all supplements thereto and all documents incorporated by reference therein (collectively, the “Prospectus”) and the Registration Statement on Form F-10 dated February 4, 2010 and any amendments thereto, including any post-effective amendments (collectively, the “Registration Statement”), I, William E. Roscoe, Ph. D., P. Eng., on behalf of Scott Wilson Roscoe Postle Associates Inc., consent to the use of our name and references to the Report, or portions thereof, in the Prospectus and the Registration Statement and to the inclusion or incorporation by reference of information derived from the Report in the Prospectus and Registration Statement.
I have read the Prospectus and the Registration Statement and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Report or that are within my knowledge as a result of the preparation of the Report.

Yours truly,
(Signed) “William E. Roscoe”
William E. Roscoe, Ph.D., P. Eng.
President

Suite 501, 55 University Avenue
Toronto, Ont. M5J 2H7